Filed in the Office of	Business Number E0097072016-4
Barbara K. Cegavske	Filing Number 20200525710
Secretary of State State Of Nevada	Filed On 3/5/2020 12:40:00 PM
	Number of Pages 7

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Glolex Inc. Entity or Nevada Business Identification Number (NVID): NV20161126665
2. Restated or Amended and Restated Articles: (Select one) (If amending and restating only, complete section 1,2 3, 5 and 6)	☒ Certificate to Accompany Restated Articles or Amended and Restated Articles ☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______ The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. ☒ Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed: (Select only one box) (If amending, complete section 1, 3, 5 and 6.)	☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
	☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 95.6%
	☐ Officer's Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: ______ Jurisdiction of formation: ______ Changes to takes the following effect: ☐ The entity name has been amended. ☐ Dissolution ☐ The purpose of the entity has been amended. ☐ Merger ☐ The authorized shares have been amended. ☐ Conversion ☐ Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☒ Articles have been added.
- ☐ Articles have been deleted.
- ☒ Other.

The articles have been amended as follows: (provide article numbers, if available)

I, Amer Samad, President, Chief Executive Officer and Sole (see attached)

(attach additional page(s) if necessary)

6. Signature: (Required)

X [signature] — Signature of Officer or Authorized Signer — Title: Chairman, President and CEO

X ______ — Signature of Officer or Authorized Signer — Title: ______

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GLOLEX INC.

I, Amer Samad, President, Chief Executive Officer and Sole Director of Glolex Inc., a Nevada corporation (the "Corporation"), do hereby certify that (a) the Board of Directors of the Corporation (the "Board") by written consent in lieu of a meeting, on November 8, 2019, adopted certain resolutions, subject to shareholder approval, to amend and restate the Articles of Incorporation of the Corporation (the "Restated Articles") pursuant to Section 78.385, Section 78.390 and Section 78.403 of the Nevada Revised Statutes ("NRS"), (b) upon recommendation of the Board, by written consent in lieu of a meeting on November 12, 2019, the stockholders of the Corporation holding a majority of the voting power approved and adopted these Restated Articles pursuant to Section 78.320 of the NRS and (c) set forth below is the correct text of the Restated Articles, as amended to the date of this certificate:

FIRST: The name of the Corporation is Glolex Inc.

SECOND: Its principal office in the State of Nevada is located at 701 South Carson Street, Suite 200, Carson City, Nevada 89701. The name of its registered agent is Business Filings Incorporated.

THIRD: The nature of the business, object or purposes to be transacted, promoted or carried on are to carry on any lawful business whatsoever which the Corporation may deem proper or convenient, or which may be calculated, directly or indirectly to promote the interests of the Corporation or to enhance the value of its property; to have, enjoy and exercise, all the rights, powers and privileges, which are now or which may hereafter be conferred upon corporations organized under the same statutes as this Corporation; to conduct its business anywhere in the world.

FOURTH: The total number of shares of capital stock which may be issued by the Corporation is one hundred ten million (110,000,000), of which one hundred million (100,000,000) shares shall be common stock of the Corporation, par value $0.001 per share (the "Common Stock") and ten million (10,000,000) shares shall be "blank check" preferred stock of the Corporation, par value $0.001 per share (the "Preferred Stock"), which Preferred Stock shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular

series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. All shares of the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

Subject to the remainder of this Article FOURTH, effective as of the date of filing of these Restated Articles (the "Effective Time"), a forward stock split of the Common Stock will be effected such that every 1 share of Common Stock issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") will be reclassified and converted into 12.6374 shares of Common Stock (the "New Common Stock"), automatically and without any action on the part of the holder thereof, subject to the treatment of fractional share interests as described below. Each old certificate that, immediately prior to the Effective Time, representing shares of Old Common Stock (the "Old Certificates") shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such Old Certificate shall have been reclassified. All fractional shares of Common Stock shall be rounded to the next higher whole number of shares of Common Stock. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which new certificates (the "New Certificates") shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting the exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that transfer taxes are not payable. From and after the Effective Time, the amount of capital represented by the shares of New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Subject to the by-laws, if any, adopted by the stockholders, the Board is expressly authorized to make, alter or amend the by-laws of the corporation. The directors, without restriction or limitation, shall have all of the powers and authorities expressly conferred upon them by the statutes of this State and this corporation may in its by-laws confer powers upon its directors in addition to the powers and authorities expressly conferred upon them by the statutes of this State.

SEVENTH: The Corporation may enter into contracts or transact business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any Corporation or association in which any one of its directors is a stockholder, director or officer, and such contract or transaction shall not be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of the Corporation, even though the vote of the director or directors having such adverse interest shall have been necessary to obligate the Corporation upon such contract or transaction provided such adverse interest is either known or made known to the remaining directors; and no director or directors having such adverse interest shall be liable to the Corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction; nor shall any such director or directors be accountable for any gains or profits realized thereon; always provided, however, that such contract or transaction shall at the time at which it was entered into have been a reasonable one to have been entered into and shall have been upon terms that at the time were fair.

EIGHTH: Meetings of stockholders may be held within or without the State of Nevada, if the by-laws so provide. The books of this corporation may be kept (subject to the provision of the statutes) outside of the State of Nevada at such places as may be from time to time designated by the Board or in the by-laws of the Corporation.

NINTH: This Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles, in the manner now or hereafter prescribed by statute, or by these Restated Articles, and all rights conferred upon stockholders herein are granted subject to this reservation.

TENTH: A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of the applicable statutes of Nevada. If the NRS are amended after approval by the stockholders of this Article TENTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of a director or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. No repeal or modification of this Article TENTH by the stockholders shall adversely affect any right or

protection of a director or officer of the corporation existing by virtue of this Article TENTH at the time of such repeal or modification.

The Amended and Restated Articles of Incorporation of the Corporation have been approved by a majority of the stockholders of the Corporation by written consent in lieu of a meeting.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Glolex Inc. has caused its President, Chief Executive Officer and Sole Director to execute this Amended and Restated Articles of Incorporation of Glolex Inc. on this 4th day of March, 2020.

By: [signature]

Amer Samad
President, Chief Executive Officer
and Sole Director